Exhibit 10.11

UHN- ZelleRx LICENSE AGREEMENT

This License Agreement (“Agreement”), dated as of May 9, 2005 (Effective Date), between University Health Network, a Canadian not-for-profit corporation (“UHN”), and ZelleRx Corporation, an Illinois for profit corporation (“ZelleRx”), each separately referred to as a “Party” or jointly as “the Parties”.

Purpose and Intent

UHN has the right to grant licenses in the Licensed Intellectual Property as defined below; and

ZelleRx desires to obtain worldwide exclusive rights to such Licensed Intellectual Property for commercialization in the Field and in the Territory each as defined below; and

UHN is willing to grant a license to the Licensed Intellectual Property for such purposes;

Therefore the Parties agree as follows.

Agreement

1. Definitions. Capitalized terms used herein but not defined below shall have the meanings ascribed to them in the Clinical Trial Agreement. The following capitalized terms used in this Agreement shall mean:

A.

“Affiliate” means, as to any person or entity, any other person or entity which directly or indirectly controls, is controlled by or is under common control with such person or entity. Control shall mean the right to control, or actual control of, management of such other entity, whether by ownership of voting securities, by agreement, or otherwise.

B.

“Clinical Trial” means the clinical trial entitled “Dose Escalation Study of NK-92 Cell Infusions in Patients With Hematological Malignancies in Relapse After Autologous Stem Cell Transplantation” conducted at Princess Margaret Hospital, Toronto, Canada pursuant to that certain Clinical Trial Agreement (the “Clinical Trial Agreement”) of even date herewith (herein, the “Clinical Trial Agreement”).

C.

“Data” means all data, results, conclusions, and observations arising from this Clinical Trial, including without limitation, the information set forth in the protocol, records, regulatory filings and other documentation comprising, referred to, pertaining to, arising or resulting from or associated with the Clinical Trial clinical outcomes; case report forms; treatment records; and information relating to cell production methods and techniques including cell expansion technologies, cell culture media optimization, culture techniques and quality assurance and quality control procedures; whether or not it is in the form of trade secrets, know-how, show-how, documents, models, inventions and equipment, or other information in any form (including oral disclosures) developed, invented or created for use in or as a consequence of the Clinical Trial that is in the possession of UHN and has not become the subject of a patent application and/or been disclosed to UHN’s Office of Intellectual Property (or a UHN authority having similar responsibilities) responsibilities) as of the Effective Date elements of which may be duplicated within the Sponsor Deliverables and the Source Documents (as defined below) and/or a New Invention or Discovery.

D.	“Field” means the diagnosis and treatment of hematological malignancies by the use of NK-92 cells subsequent to relapse after bone marrow transplantation.

E.

“Licensed Intellectual Property” means Data, Source Documents, and any New Inventions or Discoveries, whether or not disclosed in patents issued or applied for and other information arising or resulting therefrom. Such Licensed Intellectual Property includes, but is not limited to: clinical outcomes; case report forms; treatment records; cell production methods and techniques including cell expansion technologies, cell culture media optimization, culture techniques and quality assurance and quality control procedures; trade secrets, know-how, show-how, documents, models, inventions and equipment, or other information in any form (including oral disclosures) developed, invented or created for use in or as a consequence of the Clinical Trial that is related to and dependent on NK-92 cells and that is in the possession of UHN and has not become the subject of a patent application and/or been disclosed to UHN’s Office of Intellectual Property as of the Effective Date. Licensed Intellectual Property does not include improvements to UHN’s existing techniques and technologies that are not related to and dependent on the use of NK-92 cells.

F.	“Licensed Product” means any product or process containing or using the Licensed Intellectual Property within the Field.

G.

“New Invention or Discovery” means any invention or discovery conceived or first reduced to practice during, and as part of the research performed pursuant to, this Agreement or the Clinical Trial Agreement.

H.

“Source Documents” means the original of all medical records, hospital records, clinical and patient charts, laboratory notes, pharmacy dispensing records, recorded data from automated medical equipment, diagnostic images, and other records (including microfiches, photographic negatives, microfilm or magnetic media of such records) generated in accordance with commonly accepted standards for documenting the provision of medical care and maintained by the clinical care units, pharmacy, laboratories and medico-technical departments of UHN (or the facility/entity where such records are created).

I.	“Sublicense” means any agreement in which ZelleRx grants any rights in the Licensed intellectual Property to a third party.

J.

“Sublicensee” means any person, company or other entity granted a Sublicense by ZelleRx under Paragraph 2.B. below, including Affiliates of the Sublicensee, but excludes persons, companies or other entities owned in part or wholly, controlled by or under common control by ZelleRx.

K.	“Territory” means worldwide.

2. GRANTS OF LICENSE AND RESERVATION OF RESEARCH RIGHTS

A.

Grant to ZelleRx. UHN hereby grants to ZelleRx and its Affiliates a worldwide exclusive license under the Licensed Intellectual Property to use the Licensed Intellectual Property in the development of Licensed Products and in applications for regulatory approvals related to such products and to make, have made, use, import, offer to sell and sell Licensed Products within the Field and within the Territory.

B.

Sublicense. ZelleRx shall have the exclusive right to grant sublicenses to third parties to all rights granted ZelleRx under Paragraph 2.A. on terms consistent with terms of this Agreement All Sublicenses shall provide that the Sublicensee may not grant further Sublicenses to third parties, except to Affiliates of the Sublicensee, or except for the purpose of having Licensed Products made for the Sublicensee or Affiliate. ZelleRx shall provide UHN with a copy of each executed Sublicense within thirty (30) days of the execution thereof. Each Sublicense shall state that if this Agreement terminates for any reason, except expiration pursuant to Paragraph 9.A., the Sublicense shall automatically terminate effective the same date without the necessity of any notice from UHN to the Sublicensee. In each case, UHN agrees to negotiate in good faith for a period of ninety (90) days following the termination of this Agreement with each Sublicensee for a license directly from UHN granting the Sublicensee substantially the same rights under substantially the same terms as those contained in the license with ZelleRx. If no agreement is reached within the ninety (90) days, UHN shall have no further obligation to the Sublicensee.

3. Consideration As consideration for the licenses granted in Paragraph 2.A of this Agreement, ZelleRx shall deliver the NK-92 cell line and related information as provided in the Clinical Trial Agreement.

4. Prosecution and Maintenance of Patents; Patent Costs

A.

Prosecution and Maintenance. As directed by ZelleRx, UHN shall be solely responsible for the preparation, filing, prosecution and maintenance of any patent applications and patents under the Licensed Intellectual Property. UHN shall cause its patent counsel to provide ZelleRx with a list of the countries in which it has filed and/or intends to file applications at least sixty (60) days prior to such filing to allow ZelleRx to suggest that additional countries be added to the list or that countries be deleted from the list UHN agrees to file applications in those countries requested by ZelleRx. ZelleRx agrees to cooperate, and agrees to cause its Sublicensees and Affiliates of either to cooperate, with UHN in the preparation, filing, prosecution and maintenance of the Licensed Patents by disclosing such information as may be necessary for the same and by promptly executing such documents as UHN may reasonably request in connection therewith. ZelleRx shall bear its own costs in connection with its cooperation with UHN under this Paragraph and shall cause its Sublicensees and Affiliates to bear their own costs in connection with such cooperation with UHN. . UHN will provide ZelleRx copies of all material documents received or prepared by UHN in the prosecution and maintenance of the Licensed Patents. UHN shall provide copies in a timely manner to allow ZelleRx an opportunity to comment and request changes in UHN’s documents. UHN agrees to include all reasonable comments of ZelleRx.

B.

Discontinuance of Patent Rights, In the event that ZelleRx elects not to file, prosecute or maintain any patent application or patent under the Licensed Patents or pay any fee related thereto, in any country, ZelleRx shall promptly notify UHN of such election, but in no case later than sixty (60) days prior to any required action relating to the filing, prosecution or maintenance of such patent or patent application. From and after the effective date of such notice, such patent application or patent shall cease to be within the Licensed Patents for all purposes of this Agreement, and all rights and obligations of ZelleRx with respect thereto shall terminate and revert to UHN.

C.

Patent Costs. ZelleRx agrees to pay all necessary and reasonable third party fees and expenses incurred by UHN in obtaining and maintaining patents under the Licensed Intellectual Property, including those incurred by UHN prior to the date of this Agreement within thirty (30) days after receipt of an invoice for such prior fees and expenses. Payment for fees and expenses incurred after the Effective Date shall be invoiced to ZelleRx on a monthly basis and ZelleRx agrees to pay such invoices within thirty (30) days of receipt. ZelleRx also agrees upon request by UHN to make timely estimated advanced payments for the filing of national applications. Documentation received from third party vendors to support the amounts invoiced shall be included with each invoice. ZelleRx shall raise any objections to such amounts invoiced within the thirty (30) day time period for payment. Invoices for advanced payments shall be reconciled with the advance payments made by ZelleRx every six (6) months. Any excess payment by ZelleRx shall be credited to future patent costs specified in this Paragraph.

5. No Warranties; Indemnification, Insurance

A.

Disclaimer of Warranties. UHN makes no representations or warranties of any kind, express or implied, with respect to the information or invention(s) claimed in the Licensed Intellectual Property or with respect to the Licensed Patents themselves, including but not limited to, any representations or warranties about (i) the validity, scope or enforceability of any of the Licensed Patents; (ii) the accuracy, safety or usefulness for any purpose of any information provided by UHN to ZelleRx, its Sublicensees or Affiliates of either, with respect to the Licensed Intellectual Property and any products developed from or covered by them; (iii) whether the practice of the Licensed Intellectual Property will or might infringe a patent or other intellectual property right owned or licensed by a third party; (iv) the patentability of any invention claimed in the Licensed Intellectual Property; or (v) the accuracy, safety, or usefulness for any purpose of any product or process made or carried out in accordance with or through the use of the Licensed Intellectual Property.

B.

Indemnification. ZelleRx agrees, and agrees to cause its Sublicensees and Affiliates of either, to indemnify, defend and hold harmless UHN, its Affiliates and all trustees, directors, officers, employees, fellows and agents of any of the foregoing (including UHN and its Affiliates, each an “Indemnified Person”) from and against any and all claims, demands, loss, damage, penalty, cost or expense (including attorneys’ and witnesses’ fees and costs) of any kind or nature, arising from the development, production, use, sale or other disposition of Licensed Products and all activities associated therewith by ZelleRx, its Sublicensees or Affiliates of either, or any use of information provided by UHN to ZelleRx, its Sublicensees or Affiliates of either. ZelleRx agrees and agrees to cause each of its Sublicensees and Affiliates of either to agree not to sue any Indemnified Person in connection with the development, production, use, sale or other disposition of Licensed Products and all activities associated therewith. UHN shall be entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, losses, damages, costs, expenses and penalties. ZelleRx, its Sublicensees and Affiliates of either, shall not enter into any settlement affecting any rights or obligations of any Indemnified Person or which includes an express or implied admission of liability, negligence or wrongdoing by any Indemnified Person, without the prior written consent of such Indemnified Person.

C.

Assumption of Risk. The entire risk as to the performance, safety and efficacy of any Licensed Products is assumed by ZelleRx, its Sublicensees and Affiliates of either, provided that such assumption of the risk shall not apply to the intentional misconduct or gross negligence by Indemnified Persons. Indemnified Persons shall not, except for their intentional misconduct or gross negligence, be responsible or liable for any injury, loss, or damage of any kind, including but not limited to direct, indirect, special, incidental or consequential damages or lost profits to ZelleRx, any Sublicensee, Affiliates of either or customers or any of the foregoing, or for any such injury, loss or damage to any other individual or entity, regardless of legal theory based on the development, manufacture, use, sale or other disposition of Licensed Products and all activities associated therewith. The above limitations on liability apply even though the Indemnified Person may have been advised of the possibility of such injury, loss or damage. ZelleRx shall not, and shall require all Sublicensees and Affiliates of either to not, make any agreements, statements, representations or warranties or accept any liabilities or responsibilities whatsoever with regard to any person or entity which are inconsistent with this Paragraph.

D.

Insurance. ZelleRx agrees and agrees to cause its Sublicensees and Affiliates of either to maintain normal and adequate liability insurance that shall cover any claims for bodily injury, property, or other damage alleged to relate to Licensed Products. ZelleRx, Sublicensees, and Affiliates shall list UHN and its Affiliates, at ZelleRx’s, its Sublicensees’ or Affiliates’ of either of them, expense, whichever is relevant, as additional named insureds under each liability insurance policy (including excess or umbrella liability policies) that ZelleRx, its Sublicensees and

Affiliates of either have or shall obtain, that includes any coverage of claims relating to Licensed Products. Such insurance shall be primary and noncontributory to any insurance UHN and its Affiliates may have. At UHN’s request, ZelleRx will supply UHN from time to time with copies of each such policy, and will notify UHN in writing at least 30 days prior to any termination of or change in coverage under any such policies.

7. Confidentiality.

A.

Confidentiality, Publications and Data Access. All information submitted by one party to the other concerning the Licensed Intellectual Property and Licensed Products shall be considered as confidential (“Confidential Information”) and shall be utilized only pursuant to the licenses granted hereunder. During the term of this Agreement and for a period of five (5) years thereafter, neither party shall disclose to any third party any Confidential Information received from the other party without the specific written consent of such party. However, ZelleRx may disclose Confidential Information belonging to UHN to potential Sublicensees for the purpose of evaluating their interest in entering into a Sublicense but only after entering into a confidentiality and non-use agreement on the same terms as those contained in this Paragraph. The foregoing shall not apply where such Information

a)	UHN can show was in its possession prior to the date of disclosure by ZelleRx, but only if such possession was obtained without breaching ZelleRx’s rights in and to such Confidential Information;
b)	Is disclosed by a third party who is authorized to do so;
c)	becomes public knowledge through no breach of the terms of this Agreement;
d)	is generated by UHN independently of any Confidential Information obtained under this Agreement;
e)	is disclosed with the prior written approval of ZelleRx;
f)	UHN is required to disclose under law or regulation to a judicial or regulatory or government authority,
g)

must be disclosed to a potential subject for the purpose of recruitment and which must be disclosed to patients enrolled in the Clinical Trial or any legal representatives, in order to protect the participants’ health and safety, and which must be disclosed to the Regulatory Ethics Board (the “REB”) for such purposes;

h)	which must be disclosed to the REBs of other participating centres in order to coordinate the review;

which may be published or reported in accordance with this Agreement.

B.

Publications. Each Party shall provide to the other Party copies of any proposed publication or presentation containing any Confidential Information at least thirty (30) days in advance of submission for publication or presentation (“Disclosure”). The receiving Party may within thirty (30) days of receipt of such proposed Disclosure object in writing to such proposed Disclosure on the grounds that (i) it contains patentable subject matter that needs patent protection or (ii) that the Disclosure contains Confidential Information of the objecting Party. At the request of the objecting Party, the identified Confidential Information shall be deleted from the Disclosure and the objecting Party may request that public Disclosure may be delayed for an additional period of up to thirty (30) days to permit the preparation and filing of appropriate patent applications.

8. Infringement. In the event of an infringement of a patent or patents under the Licensed Intellectual Property the following shall apply:

A.

Notice. Each party shall give the other written notice if one of them becomes aware of any infringement by a third party of any such patent(s) under the Licensed Intellectual Property. Upon notice of any such infringement, the parties shall promptly consult with one another with a view toward reaching agreement on a course of action to be pursued.

B.	ZelleRx’s Right to Bring Infringement Action.

(1) If a third party infringes any patent included in the Licensed Intellectual Property within the Field, ZelleRx shall have the right to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise. ZelleRx agrees to notify UHN of its intention to bring an action or proceeding prior to filing the same and in sufficient time to allow UHN the opportunity to discuss with ZelleRx the choice of counsel for such matter. ZelleRx agrees to hire counsel reasonably acceptable to UHN. ZelleRx shall keep UHN timely informed of material developments in the prosecution or settlement of such action or proceeding. ZelleRx shall be responsible for all costs and expenses of any action or proceeding against infringers which ZelleRx initiates. UHN shall cooperate fully by joining as a party plaintiff if required to do so by law to maintain such action or proceeding and by executing and making available such documents as ZelleRx may reasonably request. ZelleRx agrees to promptly reimburse UHN for its reasonable third party out-of-pocket fees and expenses incurred in joining an action or proceeding or cooperating with ZelleRx. UHN may be represented by counsel in any such legal proceedings, at UHN’s own expense, subject to reimbursement under Paragraph 8.B.(2)., acting in an advisory but not controlling capacity.

(2) The prosecution, settlement, or abandonment of any action or proceeding under Paragraph 8.B.(1) shall be at ZelleRx ‘s reasonable discretion provided that ZelleRx shall not have any right to surrender any of UHN’s rights to the Licensed Intellectual Property or to grant any infringer any rights to the Licensed Intellectual Property without UHN’s written consent.

(3)

Except as provided herein, all amounts of every kind and nature recovered from an action or proceeding of infringement by ZelleRx shall belong to ZelleRx. If the amounts recovered by ZelleRx exceed ZelleRx ‘s reasonable third party out-of-pocket fees and expenses, ZelleRx shall reimburse UHN for UHN’s reasonable out-of-pocket fees and expenses incurred in hiring its own counsel.

C.	UHN’s Right to Bring Infringement Action. If a third party infringes any patent included under the Licensed Intellectual Property which UHN wishes to prosecute, UHN shall first notify ZelleRx in writing and request that ZelleRx bring an action or proceeding against the infringing third party. If ZelleRx declines or fails to bring such an action or proceeding within thirty (30) days of receipt of the notice, UHN shall have the right, at its discretion, to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise. ZelleRx shall cooperate fully by joining as a party plaintiff if required to do so by law to maintain such action and by executing and making available such documents as UHN may reasonably request. If the amounts recovered by UHN exceed its reasonable third party out-of-pocket fees and expenses, UHN agrees to pay ZelleRx for its and its Sublicensees’ reasonable out-of-pocket third party expenses incurred by it in cooperating in the action or proceeding. Except as specifically provided in this Paragraph, UHN shall have the right to retain all amounts recovered of every kind and nature.

9. Termination

A.	Term. Unless terminated under the provisions of Paragraph 9.B, this Agreement shall expire as follows:

(1)	The License to ZelleRx from UHN for the use of the Licensed Intellectual Property and the development, manufacture and sale of Licensed Product shall expire upon the earliest of:

a)	termination of the Clinical Trial prior to its formal conclusion.

b)	the fifth (5th) anniversary of the formal conclusion of the Clinical Trial should ZelleRx have failed to apply for regulatory approval of any Licensed Product as of this date; or

c)

the third (3rd) anniversary of the receipt of regulatory approval of the first Licensed Product by ZelleRx should ZelleRx have failed to introduce the Licensed Product into commerce as of this date; or

d)	the date upon which ZelleRx has withdrawn all previously introduced Licensed Products from commerce and has no applications for regulatory approvals of Licensed Products pending; or

e)	twenty (20) years from the Effective Date of this Agreement upon which the License shall be deemed to be royalty-free, irrevocable, and paid-up.

B.	UHN’s Right to Terminate. UHN shall have the right to terminate this Agreement as follows, in addition to all other available remedies:

(1) If ZelleRx fails to observe any other material obligation of this Agreement, this Agreement shall terminate effective thirty (30) days after UHN’s written notice to ZelleRx describing such failure, unless ZelleRx cures such failure within the thirty (30) days;

(2) If ZelleRx shall have filed by or against it a petition under any bankruptcy or insolvency law and such petition is not dismissed within sixty (60) days of its filing, or if ZelleRx makes an assignment of all or substantially all of its assets for the benefit of its creditors UHN may terminate this Agreement by written notice effective as of the (i) date of filing by ZelleRx of any such petition, (ii) date of any such assignment to creditors, or (iii) end of the sixty (60) days if a petition is filed against it and not dismissed by such time, whichever is applicable;

(3) If ZelleRx shall be dissolved, liquidated or otherwise ceases to exist, other than for reasons specified in Paragraph 9. B. (3) above, this Agreement shall automatically terminate as of (i) the date articles of dissolution or a similar document is filed on behalf of ZelleRx with the appropriate government authority or (ii) the date of establishment of a liquidating trust or other arrangement for the winding up of the affairs of ZelleRx; and

B.	ZelleRx’s Right to Terminate. ZelleRx may terminate this Agreement as follows:

(1)	At any time by giving UHN ninety (90) days prior written notice.

(2)

If the Principal Investigator of the Clinical Trial leaves UHN or otherwise ends involvement in the Clinical Trial, UHN and ZelleRx shall agree upon a successor Principal Investigator if ZelleRx and UHN cannot agree on a successor, ZelleRx shall have the right to terminate this Agreement.

C.

Survival. Article 5 and all causes of action accruing to either party under this Agreement shall survive termination for any reason, as well as (1) ZelleRx’s obligation to pay Patent Costs accrued prior to the date of termination and which were not paid or payable before termination; and (2) Articles 6 and 7.

10. Miscellaneous

A.

Marking. Where a Licensed Product is covered by the scope of any valid claim contained in any patent or patent application included within the Licensed Intellectual Property, ZelleRx shall and agrees to cause its Sublicensees and Affiliates of either, to place in a conspicuous location on the Licensed Product (or its packaging where marking the Product is physically impossible) sold to third parties, a patent notice in accordance with the laws concerning the marking of patented articles in the country in which such articles are sold.

B.

Export Regulations. To the extent that the United States Export Control Regulations are applicable, neither ZelleRx nor UHN shall, without having first fully complied with such regulations, (1) knowingly transfer, directly or indirectly, any unpublished technical data obtained or to be obtained from the other party hereto to a destination outside the United States, or (ii) knowingly ship, directly or indirectly, any product produced using such unpublished technical data to any destination outside the United States.

C.

Entire Agreement, Amendment, Waiver. This Agreement, together with the Clinical Trial Agreement of even date herewith, constitute the entire agreement between the parties regarding the subject matter hereof, and supersede all prior written or oral agreements or understandings (express or implied) between them concerning the same subject matter. In the case of any conflict between this License and the Clinical Trial Agreement, the Clinical Trial Agreement shall prevail. This Agreement may not be amended or modified except in a document signed by duly authorized representatives of each party. No waiver of any default hereunder by either party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof.

D.

Notice. Any notice required or otherwise made pursuant to this Agreement shall be in writing, sent by registered or certified mail properly addressed, or by facsimile with confirmed answer-back, to the other party at the address set forth below or at such other address as may be designated by written notice to the other party. Notice shall be deemed effective three (3) business days following the date of sending such notice if by mail, on the day following deposit with an overnight courier, if sent by overnight courier, or upon confirmed answer-back if by facsimile.

If to UHN:	UHN. University Health Network
610 University Avenue, 7-504,
Toronto, ON M5G 2M9
Canada
Facsimile Number (416) 946-2287
Attention: C.J. Paige, Ph.D., Vice President, Research

If to ZelleRx:	ZelleRx Corporation
400 North Noble, Suite 100
Chicago, IL 60622
USA
Facsimile Number: (312) 577-0912
Attention: CEO

E.

Assignment. This Agreement shall be binding on the parties hereto and upon their respective successors and assigns. Either party may at any time, upon written notice to the other party, assign or delegate to a successor to all or substantially all of its business any of its rights and obligations hereunder, provided that, any such assignment or delegation shall in no event relieve either party of its primary responsibility for the same. Except as provided in the preceding sentence, Neither Party may assign or delegate any right or obligation hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, and any attempted assignment or delegation in violation thereof shall be void.

F.	Governing Law. The interpretation of this Agreement shall be governed by the laws of the State of New York applicable to contracts made.

G.

Advertising. ZelleRx agrees not to use, and shall prohibit its Sublicensees and the Affiliates of either from using, the name of the UHN or any of its personnel in any commercial activity, marketing, advertising or sales brochures.

H.

Force Majeure. In the event either party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, or any other cause whatsoever beyond the reasonable control of the party, the party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective duly authorized officers or representatives on the date first above written.

	University Health Network		ZelleRx

By:	/s/ C.H. Paige	By:	/s/ Gary Keller

Name:	C.H. Paige, Ph.D.	Name:	Gary Keller

Title:	Vice President Research	Title:	Chief Executive Officer

Date:	5/16/05	Date:	5/10/05